CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in Form 8-K of Miller Diversified Corporation, of our report dated May 18, 2009 on our audit of the financial statements of Smoke Anywhere USA, Inc., as of December 31, 2008 and the related statements of operations, stockholders’ equity and cash flows for the period from inception (March 24, 2008) to December 31, 2008.

Paritz & Company, P.A.
Hackensack, New Jersey
November 13, 2009